Exhibit 99.1

IAC Invests in MGM Resorts International

NEW YORK—August 10, 2020― IAC (NASDAQ: IAC) today announced its accumulation of a 12% interest in global hospitality and entertainment company MGM Resorts International (NYSE: MGM) for an aggregate of approximately $1 billion.

“With the separation of Match Group from IAC, and ‘new’ IAC emerging with $3.9 billion of cash, no debt, and its opportunistic zeal intact, we are energized and excited to make this investment in MGM. What initially attracted us to MGM, besides its leadership in leisure hospitality and gaming, was an area that currently comprises a tiny portion of its revenue – online gaming,” said Barry Diller, Chairman and Senior Executive of IAC. “IAC’s foundational concept of seeking opportunities to build interactive businesses is our base rationale – there is a digital first opportunity within MGM Resorts’ already impressive offline businesses, and with our experience we hope we can strongly contribute to the growth of online gaming.”

“MGM Resorts presents a unique opportunity for IAC to own a meaningful piece of a preeminent brand in a large category with immense potential to move online,” said Joey Levin, CEO of IAC. “We will be a minority investor and a long-term strategic partner, and would welcome the opportunity to contribute to MGM’s success in any way that MGM’s Board would look favorably on our involvement.”

IAC published a letter to shareholders today, outlining the rationale for its investment in MGM Resorts in more detail. The letter in its entirety is below.

August 10, 2020

Dear Shareholders,

Over the last few months we’ve accumulated a 12% interest in MGM Resorts International (“MGM”) for an aggregate of approximately $1 billion. Investors reading that prior sentence may be surprised by some, or quite possibly all, of its components. First, we accumulated a large minority position in a public company, which is not our usual methodology. Second, the securities we purchased are common equity securities, the exact same securities that any investor with exactly $19 could buy and sell any day in the market. Third, we bought securities in a business that has relatively little to do with the Internet today. Fourth, we invested a portion of our cash in a new direction for IAC. The answer to all four of those concerns is that we believe MGM presented a “once in a decade” opportunity for IAC to own a meaningful piece of a preeminent brand in a large category with great potential to move online. IAC has always been opportunistic with its capital, and if ever there was a time, this moment is unique. We believe we can generate compelling returns for our shareholders and hope our expertise will be additive to MGM’s opportunities, but even if we never advance our involvement from here, the value was too compelling to ignore. Having taken this step, we have a very long-term view of this investment and will be open to all the opportunities it presents along the way.

MGM is a leader in gaming, hospitality, and leisure with a storied brand and an enviable market position. The current pandemic brought revenue (though not expenses) to a temporary halt, and required MGM to repurpose cash it had wisely stockpiled for share repurchases to instead defend the solvency of the company. The good news is, we believe MGM has enough cash and access to capital to make it to the other side competitively stronger.

When the world returns to normal, MGM will be just as capable post-pandemic as it was pre-pandemic in servicing visitors in over 35% of the Las Vegas Strip’s available rooms, plus eight regional properties across the US, two in Macau, and hopefully in Japan. The 34 million members of MGM’s loyalty program still have their M-life Rewards, and we’re confident that many are eager to return to the properties they love. And when Las Vegas fully re-opens – even if it must wait until a vaccine for that to occur –we expect it to roar back: a new NFL team, a new stadium, a drivable destination, and months of pent-up demand could drive a powerful resurgence.

But that’s not what originally drove us to MGM, nor in large part drove our final decision to invest. We have a history and much experience in online commerce. So we began our analysis with a focus on a small piece of MGM, a portion of its revenue so small that it rounds down to zero: its online gaming revenue. We’ve followed the online gaming space for a while, looking for an opportunity to enter, but we were generally unsatisfied with the landscape we saw. The regulations in this $450 billion global industry, with less than 10% U.S. online penetration, have required a physical presence and geographic boundaries in each state to operate the product consumers demanded – anathema to the borderless environment in which we’ve operated our businesses. To operate true sports betting and digital gaming, a provider is currently required to partner with a local casino operator. And while we believe that regulatory environments generally catch up with consumer demand, it’s taken quite a while in this category, so we found one of the leading players operating in 7 going on 11 states by the end of 2020: MGM, which pairs a strong physical presence and brand with talented online operators in a fast-growing joint venture in online gaming. Similar to Disney’s advantages over pure-play streaming companies with an iconic brand and multiple avenues to monetize the same intellectual property between streaming, theatrical releases, merchandise, and theme parks, we believe MGM also is an aspirational brand, which could be delivered with daily accessibility and offer gaming consumers (including the 34 million M-life Rewards members) a wider range of services, both physical and digital, than any competitor. And MGM, with its highly capable joint venture partner GVC, has only just barely begun to deliver these products.

Our history in driving off-line to on-line conversion gives us confidence in the path and, like other industries we’ve seen transform, a conviction that it will be assisted by natural tailwinds.

Industry	Relevance	Year of Acquisition / Investment	US Online Market in Year of Acquisition / Investment	US Online Market in 2020
Dating	Match Group	1999	0 Subscribers	10M+ Subscribers
Ticketing	Ticketmaster	2001	$1 Billion	$13 Billion
Travel	Expedia	2002	$9 Billion	$1.1 Trillion
Homeservices	ANGI Homeservices	2004	2 Million Service Requests	29 Million Service Requests
Gambling	MGM	2020	$6 Billion

Turns out, MGM also has a $2.5 billion EBITDAR (a gaming industry metric designed to reflect profitability before taxes, capital expenses, and real estate expenses and simplify comparisons between those operators that own real estate and those that do not) operation domestically that comes alongside the opportunity in digital sports betting and table games, at a normalized free cash flow yield over 10%. This combination doesn’t exist in any growing internet opportunity.

As we looked further into MGM, we recognized a familiar sum-of-the-parts story with publicly-traded subsidiaries. MGM’s implied “stub” – the domestic business without the real estate – trades at an implied value of nearly zero. That’s not unlike IAC’s “stub” – which is perennially valued at zero (or less). When we saw the collection of well-run businesses (check), a sturdy balance sheet (check), and the undervalued “stub” after accounting for cash and publicly-traded securities (check), we realized that the MGM situation is remarkably similar to that of IAC.

Implied MGM Domestic Value

($ in billions, except per share data)
MGM Share Price	$19
Shares Outstanding(1)	493
Market Capitalization	$9.4
(-) MGP Stake(2)	(4.9)
(-) MGM China stake(2)	(2.6)
(+) Domestic Net Debt(3)	1.4
(-) Value of equity investments(4)	(1.7)
Implied Enterprise Value - MGM Domestic	$1.5

We will be a minority investor in MGM, but given the size of our financial commitment, we’d welcome the opportunity to contribute to MGM’s success in any number of areas. We think MGM could be one of the largest direct marketers on the internet as online gaming grows, and online direct marketing is an area we know well. We also see transformative opportunities beyond gaming for theatrical onsite activities, including in the regional casinos, and we’d bring our relationships and ideas to make that happen, as well as the potential for expansion into new worlds of media and wagering with innovative and exclusive content. And having served nearly 15 million paying subscribers throughout IAC’s businesses last year – and an order of magnitude more customers who don’t yet pay to subscribe to our products but use free or “freemium” versions of our services – we’d love to help MGM optimize its “funnel” of M-life loyalty customers and attract new digital-first audiences. The good news is, from the outside looking in, it seems clear to us that MGM’s leadership sees these same opportunities, and we will cheer them on as partners.

Over the next decade, free cash flow at MGM could be in excess of its current valuation, and we believe the business will have ample opportunities to invest that capital. If nothing else, of course, our ownership will steadily accrete up if MGM continues to use that free cash flow to shrink its capital base. Regardless of how MGM chooses to put its cash flow to work, the power of that cash flow doesn’t appear to be getting much value in the market, and we believe that those financial dynamics – on top of all the other positives – make this investment and its potential return every bit as worthy as other opportunities we may have to deploy our capital.

Although we would never “bet the company”, we know that this is a large bet for IAC. We have long been driven to look opportunistically for chances to build great interactive businesses and compound capital for our shareholders, and MGM has a rare but clear opportunity to deliver on that promise. And while we can’t say where our investment goes from here, we do believe this is the first step in what will hopefully be a very long and productive relationship. We begin in total alignment with MGM shareholders, management, and the board and we intend to assist and support them in all their ambitions.

Sincerely,

Barry Diller & Joey Levin

1  Shares outstanding per Q2 2020 10-Q

2 Reflects MGM’s 56% ownership of MGM China at $1.24 per share and 57% ownership of MGM Growth Properties at $28.22 per share as of 8/7/20

3Net debt for MGM Domestic as of Q2 2020 10-Q excludes debt of subsidiaries (MGM China and MGM Growth Properties); includes $163 million secured note receivable from sale of Circus Circus on 12/20/19 and redeemable non-controlling interest of $59 million for non-controlling parties in MGM National Harbor redeemable beginning 12/31/19

4 Equity investments represents ownership in CityCenter based on research average of $1.5 billion; includes other equity affiliates at $226 million book value and excludes MGP equity investment in MGP BREIT Venture of $806 million as it is held at MGP subsidiary and counted in MGP’s equity market capitalization

IAC disclosed its share acquisition on Schedule 13D filed today with the Securities and Exchange Commission. IAC is actively engaged with gaming regulators in the jurisdictions in which MGM Resorts operates to obtain necessary licenses.

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About IAC

IAC (NASDAQ: IAC) builds companies. We are guided by curiosity, a questioning of the status quo, and a desire to invent or acquire new products and brands. From the single seed that started as IAC over two decades ago have emerged 10 public companies and generations of exceptional leaders. We will always evolve, but our basic principles of financially-disciplined opportunism will never change. IAC today operates Vimeo, Dotdash and Care.com, among many others, and has majority ownership of ANGI Homeservices, which includes HomeAdvisor, Angie’s List and Handy. The Company is headquartered in New York City and has business operations and satellite offices worldwide.

Cautionary Statement Regarding Forward-Looking Information

Certain statements and information in this communication may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to IAC’s and MGM’s anticipated financial performance, objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that IAC and MGM intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by IAC’s and MGM’s management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate. IAC and MGM undertake no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance. Whether actual results will conform to expectations and predictions is subject to known and unknown risks and uncertainties, including: risks and uncertainties discussed in reports that IAC and MGM have filed with the SEC and other circumstances beyond IAC’s and MGM’s control. You should not place undue reliance on these forward-looking statements. For more details on factors that could affect these expectations, please see IAC’s and MGM’s filings with the SEC.

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Mark Schneider

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Valerie Combs

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